Exhibit 3.20

ARTICLES OF INCORPORATION

OF

TEXAS ROTRONICS, INC.

ARTICLE I

The name of the Corporation is TEXAS ROTRONICS, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the Corporation is organized is to transact any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000). The shares shall have no par value.

ARTICLE FIVE

The Corporation will not commence doing business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00).

ARTICLES OF INCORPORATION

TEXAS ROTRONICS, INC., PAGE 1

ARTICLE SIX

The street address of its initial Registered Office, and the name of its initial Registered Agent at this address is as follows:

Bill Fulcher

610 West Elizabeth Street

Brownsville, Texas 78520-6316

ARTICLE SEVEN

The number of initial Directors are three (3) The name and addresses of the initial directors are:

Kirk B. Brooks

P. O. Box 2383

South Padre Island, Texas 78597-2383

Julian S. Brooks

P O. Box 3841

South Padre Island, Texas 78597-3841

Pamela R. Brooks

P.O. Box 2383

South Padre Island, Texas 78597-2383

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TEXAS ROTRONICS, INC., PAGE 2

ARTICLE EIGHT

The name and address of the Incorporator is:

William Lester Fulcher, Jr.

610 West Elizabeth Street

Brownsville, Texas 78520-6316

(956) 541-4874

IN WITNESS WHEREOF. I have hereunto set my hand this 5th day of August, 1999.

/s/ William L. Fulcher
William L. Fulcher, Incorporator

Sworn to on August 5, 1999 by the above named incorporator

/s/ Mary G. Pena
Mary G. Pena, Notary Public, in and for the state of Texas

ARTICLES OF INCORPORATION

TEXAS ROTRONICS, INC, PAGE 3